UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 21, 2016

MidWestOne Financial Group, Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-35968

Iowa	42-1206172
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)
102 South Clinton Street
Iowa City, Iowa 52240
(Address of principal executive offices, including zip code)
(319) 356-5800
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On July 22, 2016, the Company announced that Susan R. Evans has informed the Company that she intends to retire as Chief Operating Officer of MidWestOne Financial Group, Inc. (the “Company”) and MidWestOne Bank, the Company’s wholly owned subsidiary (the “Bank”).
The Company’s Board of Directors has initiated a search for a new Chief Operating Officer. Ms. Evans will continue to serve as the Chief Operating Officer until a new Chief Operating Officer is named. After the new Chief Operating Officer is named, Ms. Evans will continue to be employed by the Company and the Bank in a reduced role until her retirement prior to year-end 2017.
Ms. Evans joined the Company in 2001 as Vice President-Retail Banking of the Bank, and was appointed to her role as Chief Operating Officer in August 2009. Ms. Evans will retire with more than 15 years of outstanding service to the Company and the Bank, including many years as a significant contributor to the Company’s leadership team.

Item 8.01.	Other Events.
On July 21, 2016, the Board of Directors of the the Company declared a cash dividend of $0.16 per share payable on September 15, 2016 to shareholders of record as of the close of business on September 1, 2016.
Also on July 21, 2016, the Board of Directors of the Company approved a new share repurchase program, allowing for the repurchase of up to $5.0 million of stock through December 31, 2018. The new repurchase program replaces the Company's prior repurchase program, pursuant to which the Company had bought 52,200 shares for approximately $1.2 million since the plan was announced in July 2014. The prior program had authorized the repurchase of $5.0 million of stock and was due to expire December 31, 2016. A press release announcing the Company's dividend and new stock repurchase program is attached as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.
Exhibit No.    Description

99.1	Press Release of MidWestOne Financial Group, Inc., dated July 22, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWESTONE FINANCIAL GROUP, INC.

Dated:	July 22, 2016	By:	/s/ GARY J. ORTALE
Gary J. Ortale
Executive Vice President and Chief Financial Officer